Exhibit 99.1

[LOGO OF PTEK HOLDINGS]	[LOGO OF CAPTARIS]

INVESTOR CONTACTS:	EDITORIAL CONTACTS:
Sean O’Brien	Stacey Branom
Director of Investor Relations	Captaris, Inc.
Ptek Holdings, Inc.	(425) 638-4041
(404) 262-8462	StaceyBranom@Captaris.com
sean.obrien@ptek.com

Stacey Byars	Kim Dion
Director of Investor Relations	Brodeur Worldwide
Captaris, Inc.	(415) 593-2262
(425) 638-4048	KDion@Brodeur.com
staciebyars@captaris.com

PTEK HOLDINGS ACQUIRES KEY TECHNOLOGY WITH PURCHASE OF

THE CAPTARIS MEDIALINQ UNIT

Companies Enter Into Global Strategic Alliance

ATLANTA, GA / BELLEVUE, WA, September 16, 2003 – Ptek Holdings, Inc. (NASDAQ: PTEK) and its business unit Xpedite, a leading business communications service provider of transaction-based messaging for global enterprises, and Captaris, Inc. (NASDAQ: CAPA), a leading provider of business information delivery solutions, today announced the formation of a global strategic alliance. Under the arrangement, Xpedite acquired the assets of MediaLinq, the outsource division of Captaris. In addition, Xpedite and Captaris have entered into a strategic agreement for the licensing of the Captaris market-leading e-document delivery solution.

“This alliance represents a solid win for both of our companies as we have strengthened the core competency of each. It provides technology and software that will allow Xpedite to substantially lower our time and cost to develop state-of-the-art transaction processing platforms worldwide for new and legacy business,” said Lee Provow, President of Xpedite. “Captaris software will enable Xpedite to connect directly to enterprise applications, increasing its reputation as the leading provider of outsourced messaging services.”

David Anastasi, President and CEO of Captaris, said, “This global alliance underlines the Captaris vision for growth, while becoming the leading provider for business information delivery and expanding its focus on premise-based solutions for enterprises. We continue to execute on our company strategy and with the Xpedite alliance we are excited to accelerate our global footprint.”

About Ptek Holdings, Inc.

Ptek Holdings, Inc. is a leading provider of business communications services that enable global enterprises to better communicate with constituents, acquire and retain customers and automate business processes. These solutions, which include conferencing, Web collaboration and messaging, are marketed under the Premiere Conferencing and Xpedite brand names. Additional information is available at the Company’s Website at www.ptek.com.

About Captaris, Inc.

Captaris is a leading provider of business information delivery solutions that integrate and automate the flow of messages, data and documents. Captaris produces a suite of proven products and services, in partnership with leading enterprise software companies, delivered through a global distribution network. Captaris has over 100,000 systems installed worldwide, with more than 90 of the Fortune 100 companies using the company’s award-winning products and services to reduce costs and increase the performance of critical business information investments. RightFax is the proven market leader in enterprise fax and e-document delivery solutions that achieve significant cost reductions by integrating and automating the flow of a full range of fax, paper and electronic documents and data. Additional information is available at the Company’s Website at www.captaris.com.

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Statements made in this press release concerning Ptek, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Ptek’s forward-looking statements, including the following factors: our ability to respond to rapid technological change, the development of alternatives to our products and services and the risk of obsolescence of our products, services and technology; market acceptance of new products and services; our ability to manage our growth; costs or difficulties related to the integration of businesses and technologies, if any, acquired or that may be acquired by us may be greater than expected; expected cost savings from past or future mergers and acquisitions may not be fully realized or realized within the expected time frame; revenues following past or future mergers and acquisitions may be lower than expected; operating costs or customer loss and business disruption following past or future mergers and acquisitions may be greater than expected; the success of our strategic relationships, including the amount of business generated and the viability of the strategic partners, may not meet expectations; possible adverse results of pending or future litigation or adverse results of current or future infringements claims; our ability to service or repay all or a portion of our convertible notes issued to the public, which mature on July 1, 2004, and on August 15, 2008; our ability to repurchase or refinance our existing convertible notes due 2004 if so required or desired; the failure of the purchaser to pay the liabilities assumed in, or incurred after, the sale or our former Voicecom business unit; our services may be interrupted due to failure of the platforms and network infrastructure utilized in providing our services; our services may be interrupted and our costs may increase due to the filing by MCI and Global Crossing for protection under Chapter 11 of the United States Bankruptcy Code; competitive pressures among communications services providers, including pricing pressures, may increase significantly, particularly after the emergence of MCI and Global Crossing from protection under Chapter 11 of the United States Bankruptcy Code; domestic and international terrorist activity, war and political instability may adversely affect the level of services utilized by our customers and the ability of those customers to pay for services utilized; risks associated with expansion of our international operations; general economic or business conditions, internationally, nationally or in the local jurisdiction in which we are doing business, may be less favorable than expected; legislative or regulatory changes, such as the recent Federal Communications Commission’s revisions to the rules interpreting the Telephone Consumer Protection Act of 1991, may adversely affect the businesses in which we are engaged; changes in the securities markets may negatively impact us; increased leverage in the future may harm our financial condition and results of operations; our dependence on our subsidiaries for cash flow may negatively affect our business and our ability to pay amounts due under our indebtedness; and other factors described from time to time in our press releases, reports and other filings with the SEC. These and other factors may cause our actual results to differ materially from any of our forward-looking statements. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.